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EXHIBIT 99.1 - Press release

For Immediate Release                   Contacts
September 1, 2004                       Brian Beckwith, President & CEO
                                        Michael DeMarco, Chief Financial Officer
                                        (201) 712-0090
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PEOPLES EDUCATIONAL HOLDINGS, INC. REVENUE INCREASES 48%  FOR SECOND QUARTER

Saddle Brook, New Jersey, September 1, 2004 - Peoples Educational Holdings, Inc. ("the Company") today reported revenue of $8.6 million, for its second quarter ending June 30, 2004, up 48% from $5.8 million from the second quarter of 2003. Six months year-to-date revenue of $13.9 million increased 44%, as compared to $9.6 million in the comparable period of 2003. Net Income for the three and six-month periods ended June 30, 2004 was $426,000, and $321,000, an increase of $312,000 and $329,000 respectively, from the same period in 2003. Earnings per share, on a diluted basis, were $0.11 for the quarter as compared to $0.03 in the second quarter of 2003. Six months year-to-date earnings per share, on a diluted basis, were $0.08 as compared to $0.00 in the prior year.

"We delivered continued strong growth for the second quarter of 2004 as well as for our year-to-date period. Our growth continues to be driven by our state-specific test preparation products, which grew to $5.2 million for the quarter and $9.2 million for the six months year-to-date, up 76% for the quarter and 63% for the six month period as compared to prior year," said Brian Beckwith, President and CEO. The Company's college preparation product lines also showed growth, with revenue for the quarter of $2.6 million, as compared to $2.2 million for the second quarter of 2003, and revenue of $3.3 million for the six months year-to-date as compared to $2.8 million for the comparable period of 2003.

About Peoples Educational Holdings, Inc.
Peoples Educational Holdings, Inc., is a publisher and marketer of print and electronic supplementary educational materials for the K-12 school market. The Company focuses its efforts in three market areas:

    1. Test Preparation and Prescriptive Assessment materials targeted to state-specific standardized tests

    2. College Preparation materials for academically rigorous high school programs

    3.   Instruction products for the student-at-risk and multicultural markets

The Company's proprietary products are supplemental in nature, meaning that they are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company's direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.


This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of

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competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company's ability to respond thereto, (5) the impact of competitive products and pricing,
(6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market, (9) the sufficiency of the Company's copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company's filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.